Exhibit 99.1

Array BioPharma Reports Results for the Fourth Quarter and Full Year of Fiscal 2011

BOULDER, Colo.--(BUSINESS WIRE)--August 8, 2011--Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the fourth quarter and full year of fiscal 2011.

During the fourth quarter, Array narrowed its proprietary development focus to four core clinical programs including two hematology drugs: ARRY-520 for multiple myeloma (MM) and ARRY-614 for myelodysplastic syndromes (MDS). These drugs are both novel therapies addressing significant unmet medical needs with large market opportunities. Array plans to advance their development both as single agents and in combinations. In addition, Array initiated new clinical trials for two proprietary anti-inflammatory drugs: ARRY-797 for pain and ARRY-502 for asthma. ARRY-797 is being tested in a 150-patient Phase 2 chronic pain trial in osteoarthritis (OA) patients with top-line results expected in the first quarter of calendar 2012. ARRY-502 is completing a Phase 1 multiple ascending dose trial which Array plans to follow with a 28-day Phase 2 trial in patients with persistent asthma.

In addition, Array has 11 partnered programs consisting of 14 drugs in clinical development, which are currently funded by Array’s partners. During the past 24 months, Array has raised $160 million of non-dilutive financing from up-front payments on new partnerships with Amgen, Novartis and Genentech, and milestones from existing partnerships. The most advanced partnered programs are Array’s two MEK inhibitors: selumetinib with AstraZeneca and MEK162 with Novartis. Array anticipates AstraZeneca reporting data on two Phase 2 combination trials in melanoma and non-small cell lung cancer in the coming months.

“Our recently announced licensing deals and restructuring are helping to transition us from being a broad discovery and early development company to more focused on our advanced high value proprietary programs,” said Robert E. Conway, Chief Executive Officer. “We look forward to a number of potential value creating events during the next two quarters including Phase 2 combination data on selumetinib in patients with melanoma or non-small cell lung cancer; Phase 2 data on ARRY-520 in patients with MM, Phase 1 data on ARRY-614 in patients with MDS; and Phase 2 data on ARRY-797 in patients with OA pain.”

Array reported revenue of $19.0 million for the fourth quarter of fiscal 2011, compared to revenue of $18.0 million for the same period in fiscal 2010. The Company recorded expenses of $19.3 million on proprietary research and development for the quarter to advance its clinical development and discovery programs, compared to $16.5 million during the same period last year. Array reported a net loss of $21.8 million, or ($0.38) per share, for the fourth quarter, compared to a net loss of $15.8 million, or ($0.30) per share, for the same period last year. The loss per share during the fourth quarter of fiscal 2011 included a total of $0.21 per share in charges specific to transactions and restructuring activities in the quarter. The net loss is $0.17 per share, when these charges are excluded.

Reconciliation of Charges

June 30, 2011	3 Months Ended		12 Months Ended

	$ in millions	Per share	$ in millions	Per share
Net loss as reported	$(21.8)	$(0.38)	$(56.3)	$(1.02)

Charges to add back:
Severance costs	$3.7	$0.07	$3.7	$0.07
Write-off of leasehold improvements*	$1.8	$0.03	$1.8	$0.03
Early repayment of debt*	$6.3	$0.11	$6.3	$0.11
Total charges	$11.8	$0.21	$11.8	$0.21

Net loss prior to charges	$(10.0)	$(0.17)	$(44.5)	$(0.81)

*non-cash charges

Array ended the fourth quarter of fiscal 2011 with $65 million in cash, cash equivalents and marketable securities. In September 2011, we will receive $28 million in cash from Genentech for the ChK-1 program agreement announced today.

Array reported revenue of $71.9 million for the fiscal year ended June 30, 2011, compared to revenue of $53.9 million for fiscal 2010. Array received $22.5 million in milestone payments from collaborators for the year, compared to $9.5 million for fiscal 2010. Net loss for the fiscal year ended June 30, 2011, was $56.3 million, or ($1.02) per share, compared to a net loss of $77.6 million, or ($1.55) per share, reported in fiscal 2010. Array spent $63.5 million in proprietary research and development for the year, compared to $72.5 million for fiscal 2010.

SUMMARY OF KEY EVENTS

New Partnering Agreements

ARRY-575 (Genentech) – ChK-1 inhibitor for cancer:

Array and Genentech, a member of the Roche Group, announced an oncology agreement today for the development of each company’s small-molecule Checkpoint kinase 1 (ChK-1) program. The programs include Genentech’s compound GDC-0425 (RG7602), currently in Phase 1, and Array’s compound ARRY-575, which is being prepared for an investigational new drug application to initiate a Phase 1 trial in cancer patients. Under the terms of the agreement, Genentech is responsible for all clinical development and commercialization activities. Array will receive an upfront payment of $28 million and is eligible to receive clinical and commercial milestone payments up to $685 million and up to double-digit royalties on sales of any resulting drugs.

ARRY-543 (ASLAN Pharmaceuticals) – HER2 / EGFR inhibitor for cancer: ASLAN Pharmaceuticals Pte Ltd and Array entered into a license agreement in July 2011 to develop Array’s HER2 / EGFR inhibitor, ARRY-543, currently entering Phase 2 development for solid tumors. Under the agreement, ASLAN will fund and globally develop ARRY-543 through proof of concept, initially targeting patients with gastric cancer through a development program conducted in Asia. Upon achievement of proof of concept, ASLAN will identify a global partner for Phase 3 development and commercialization. Array and ASLAN will share the proceeds of such partnering transaction.

Proprietary Development Programs

ARRY-520 – KSP inhibitor for Multiple Myeloma (MM): Array expects to announce top-line results of a Phase 2 single-agent trial with ARRY-520 in patients with relapsed or refractory MM by calendar year end. Array completed patient enrollment for this trial during the past quarter. Array is expanding the Phase 2 single-agent study with a combination of ARRY-520 and dexamethasone in patients with refractory MM. Array continues to enroll a Phase 1b combination study with ARRY-520 and Velcade® (bortezomib) in patients with relapsed or refractory MM. M.D. Anderson initiated an investigator-sponsored trial in collaboration with Array and Onyx Therapeutics, Inc.: Phase 1b study with ARRY-520 and carfilzomib in patients with relapsed or refractory MM. Patient enrollment is expected to commence September 2011.

ARRY-614 / p38 / Tie-2 inhibitor for Myelodysplastic Syndromes (MDS): Array expects to announce top-line results of a Phase 1 expansion trial with ARRY-614 by calendar year end. Array completed patient enrollment in this trial this past quarter. In future trials, Array will use a new formulation of ARRY-614 with improved drug exposure and reduced variability, as demonstrated in a recently completed bioequivalence study.

ARRY-614 is an orally active compound that inhibits p38 and Tie-2 and has been found to block cytokine/chemokine signaling production and mitigate apoptosis. MDS are a spectrum of diseases in which the bone marrow does not make enough healthy blood cells. Patients with MDS develop severe anemia, and platelet and neutrophil cytopenias, due to bone marrow failure. As MDS progresses, patients require frequent blood and platelet transfusions, and are prone to severe and fatal infections. Approximately 30% of MDS patients progress to Acute Myeloid Leukemia, a deadly form of cancer with a life expectancy of less than one year. According to an article published in the Journal of Clinical Oncology in June 2010, there were 45,000 new cases of MDS per year in the U.S., making it one of the most prevalent forms of cancer. There are very limited treatment options for this disease.

ARRY-797 – p38 inhibitor for Pain: Array initiated a 28-day Phase 2, randomized, double-blind study comparing ARRY-797 with OxyContin® and placebo in approximately 150 patients with osteoarthritis of the knee with moderate to severe pain while continuing NSAID use. Array anticipates reporting top-line results during the first quarter of calendar 2012.

In 2008, Array announced top-line results demonstrating that ARRY-797 achieved its primary endpoints for analgesic efficacy in two Phase 2 acute pain studies. ARRY-797 was well-tolerated with no serious adverse events. Array also conducted in 2009 two studies with a small number of patients: a 28-day rheumatoid arthritis study and a 12-week ankylosing spondylitis study, both of which indicated durable pain relief. Array believes ARRY-797 has an opportunity to address a significant unmet medical need in both acute and chronic pain.

ARRY-502 – CRTh2 antagonist for allergic inflammation: Array initiated a 14-day Phase 1, randomized, double-blind, multiple ascending dose trial with ARRY-502 in healthy volunteers for the evaluation of safety, pharmacokinetics and pharmacodynamics. Array expects to complete enrollment this quarter and announce top-line results by year-end. Array is planning a Phase 2a trial in patients with persistent asthma.

Asthma, a chronic condition of the airways, poses one of the more significant public health burdens today. According to the American Lung Association, in 2008 an estimated 23 million individuals have asthma, with a disease resulting in approximately 4,000 deaths per year and nearly $21 billion in medical treatment and lost productivity. The mainstay of asthma treatment consists of drugs to target histamine, cytokine and leukotriene D4-anti-histamines, steroids and leukotriene antagonists, respectively. However, in patients that have persistent asthma symptoms, many investigators hypothesize that a key allergic mediator remains unchecked: prostaglandin D2 interacting with its receptor, CRTh2. There is emerging evidence suggesting that the presence of prostaglandin D2 and the up-regulation of CRTh2 play an important role in the increased symptoms and decreased lung function of patients with severe asthma.

ARRY-380 – HER2 inhibitor for Breast Cancer: Patient enrollment in the Phase 1 expansion trial with ARRY-380 in patients with metastatic breast cancer is close to completion. Array is currently seeking a partner to further advance this program.

Select Partnered Programs

MEK162 (ARRY-162) (Novartis) – MEK inhibitor for cancer: In April 2011, Array received a $10 million clinical research milestone in its development alliance with Novartis. The milestone was achieved after Novartis had its first patient visit in a Phase 2 clinical trial. The Phase 2 trial is an open-label study to assess the safety and efficacy of MEK162 in patients with locally advanced and unresectable or metastatic malignant cutaneous melanoma harboring BRAFV600E or NRAS- mutations. The trial is designed to measure the objective response rate to treatment with MEK162 when administered orally to patients. The trial will also evaluate progression-free survival, safety and tolerability. In addition, Novartis initiated three Phase 1b combination trials over the past three months:

  Safety, pharmacokinetics and pharmacodynamics of BEZ235 plus MEK162 in selected advanced solid tumor patients
  Safety, pharmacokinetics and pharmacodynamics of BKM120 plus MEK162 in selected advanced solid tumor patients
  MEK162 and RAF265 in adult patients with advanced solid tumors harboring RAS or BRAFV600E mutations

Selumetinib (AZD6244) (AstraZeneca) – MEK inhibitor for cancer: Selumetinib is being tested or has completed testing in 48 clinical trials. AstraZeneca completed enrollment in two Phase 2 trials with selumetinib, which are the first two randomized Phase 2 combination trials with a MEK inhibitor:

  Selumetinib plus DTIC compared with DTIC in first line melanoma patients with BRAF- mutation. The trial completed enrollment of 91 patients in March 2010 with the primary end-point of overall survival.
  Selumetinib plus taxotere compared with taxotere in second line non-small cell lung cancer patients with KRAS-mutation. The trial completed enrollment of approximately 80 patients in July 2010 with the primary end-point of overall survival.

Array will hold a conference call on Tuesday, August 9, 2011, at 9:00 a.m. eastern time to discuss these results. Robert E. Conway, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:	Tuesday, August 9, 2011
Time:	9:00 a.m. eastern time
Toll-Free:	866-202-4367
Toll:	617-213-8845
Pass Code:	26152637

Webcast & Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

A replay of the call will be available as a webcast on www.arraybiopharma.com

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small-molecule drugs to treat patients afflicted with cancer and inflammatory diseases. Our proprietary drug development pipeline includes clinical candidates that are designed to regulate therapeutically important target proteins and are aimed at significant unmet medical needs. For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further development of our partnered programs, our potential to earn future milestone and royalty payments under our collaboration agreements, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, and our future plans to progress, develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; our ability to attract and retain experienced scientists and management. We are providing this information as of August 8, 2011. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Array BioPharma Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2011	2010	2011	2010

Revenue
License and milestone revenue	$15,595	$11,449	$53,426	$32,485
Collaboration revenue	3,451	6,521	18,475	21,395
Total revenue	19,046	17,970	71,901	53,880

Operating expenses
Cost of revenue	7,635	9,218	28,916	28,322
Research and development for proprietary programs	19,279	16,491	63,498	72,488
General and administrative	4,292	4,183	16,261	17,121
Total operating expenses	31,206	29,892	108,675	117,931

Loss from operations	(12,160)	(11,922)	(36,774)	(64,051)

Other income (expense)
Realized gains (losses) on auction rate securities, net	-	-	1,891	1,305
Loss on early repayment of long-term debt, net	(6,340)	-	(6,340)	-
Interest income	16	139	406	864
Interest expense	(3,268)	(4,063)	(15,507)	(15,749)
Total other expense, net	(9,592)	(3,924)	(19,550)	(13,580)

Net loss	$(21,752)	$(15,846)	$(56,324)	$(77,631)

Weighted average shares outstanding -
basic and diluted	56,991	52,680	55,447	50,216

Net loss per share - basic and diluted	$(0.38)	$(0.30)	$(1.02)	$(1.55)

Summary Balance Sheet Data
(in thousands)
	June 30,	June 30,
	2011	2010

Cash, cash equivalents and marketable securities	$64,708	$128,869
Property, plant and equipment, gross	$85,968	$84,176
Working capital	$754	$39,367
Total assets	$89,374	$159,179
Long-term debt, net	$91,390	$112,825
Stockholders' deficit	$(130,858)	$(116,678)

CONTACT:
Array BioPharma
Tricia Haugeto, 303-386-1193
thaugeto@arraybiopharma.com